Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

DaVita Inc.

We consent to the incorporation by reference in the registration statement No. 333-1620 on Form S-8 of DaVita Inc. of our report dated June 26, 2003, with respect to the statements of net assets available for benefits of the DaVita Inc. Retirement Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental financial statement schedule which report appears in the December 31, 2002 annual report on Form 11-K of the DaVita Inc. Retirement Savings Plan.

/s/ KPMG LLP

Seattle, Washington

June 26, 2003